Exhibit (p)(5)

APPENDIX A

CODE OF ETHICS

I.	GENERAL PRINCIPLES

Fiduciary Duty

The Code of Ethics is predicated on the principle that Basso owes a fiduciary duty to the Funds. Accordingly, Basso’s employees must avoid activities, interests and relationships that run contrary (or that appear to run contrary) to the best interests of the Funds. At all times, Basso and its personnel must:

•	Place Fund interests ahead of Basso’s — As a fiduciary, Basso must serve in the Funds’ best interests. In other words, Basso employees may not benefit at the expense of the Funds. This concept is particularly relevant when employees are making personal investments in securities traded by the Funds.

•	Engage in personal investing that is in full compliance with Basso’s Code of Ethics — Employees must review and abide by Basso’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of your position — Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Basso, or on behalf of one of the Funds where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.

•	Maintain full compliance with the Federal Securities Laws[1] — Employees must abide by the standards set forth in the code of ethics rule for registered investment advisers under the Advisers Act.

Any questions with respect to Basso’s Code of Ethics should be directed to the Compliance Officer. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles and Standards of Conduct

All employees, directors, members, and partners of Basso, and consultants closely associated with Basso, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that Basso expects from its employees and consultants:

[1]	“Federal securities laws” means primarily the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as well as other acts that have been adopted, such as the Bank Secrecy Act of 1970, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as any rules adopted by the Department of the Treasury or SEC under any of these acts.

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of Basso above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the federal securities laws.

II.	PERSONAL SECURITIES TRANSACTION POLICY

Employees may not purchase or sell any security unless the transaction occurs in an Exempt Security (as defined below) or the common stock of a Standard & Poor’s 500 Index constituent, or the employee has complied with the Personal Securities Transaction Policy set forth below. Options or ETFs based on, or other securities of, S&P 500 companies are subject to pre-clearance.

Pre-Clearance Procedures

Basso’s employees must have written clearance for any purchase of an interest in a private entity (e.g., an investment in another hedge fund) and any personal securities transaction (except for any transaction involving an Exempt Security or the common stock of a Standard & Poor’s 500 Index constituent) before entering an order with a broker or otherwise executing a transaction. When purchasing securities that trade in the public markets, employees must complete and deliver to the Compliance Officer Basso’s Personal Trade Authorization Request Form (see Attachment 1 to this Appendix A) or may make such pre-clearance request via e-mail if not present at Basso’s offices. In either case, Basso shall maintain the authorization forms. In the case of private investments, Basso employees must complete and deliver to the Compliance Officer Basso’s Private Investment Request and Reporting Form (see Attachment 2 to this Appendix A).

Once pre-clearance is granted by the Compliance Officer, or, in his or her absence, a person so designated by the Compliance Officer, the pre-clearance approval is valid only for the day in which the approval is granted unless otherwise expressly provided by the Compliance Officer or, in his or her absence, his or her designees. Pre-clearance of trading requests submitted by the Compliance Officer will be undertaken by the Chief Executive Officer, or in his or her absence, by another Founding Managing Partner. Unless otherwise noted, no pre-clearance is required for transactions involving Exempted Securities, or the common stock of a Standard & Poor’s 500 Index constituent. It is the responsibility of Basso personnel to confirm that any security sought to be purchased or sold is not included on Basso’s Restricted Securities List.

Basso employees are prohibited from engaging in frequent or short-term trading (i.e., purchases or sales made within a 30-day time frame, regardless of whether the purchase or sale occurred first). Employees may be required to disgorge profits from the purchase and sale or sale and purchase of the same security (including Exempt Securities) within 30 calendar days.

In addition, trading opposite of recommendations for a Fund, or failing to recommend a particular trading idea for a Fund prior to executing it in one’s personal account could constitute a material conflict of interest; Basso personnel must at all times observe the duty of loyalty, in particular as it relates to the relationship between trading for one’s personal account and trading for the Funds.

Personal trading identified by Basso’s Compliance Officer that Basso believes may conflict with the duty of loyalty may result in sanctions ranging from a warning, a letter of reprimand, suspension of personal trading privileges or even dismissal.

Securities and Instruments That Are Considered Reportable Securities

Basso will regard the following as reportable securities (“Reportable Securities”) for purposes of complying with the transaction reporting requirements of this policy: any note, stock, warrant, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. In addition, investments in private entities and shares issued in exchange-traded funds (whether or not organized as unit investment trusts) are considered Reportable Securities.

Commodities, futures and options traded on a commodities exchange, including currency futures, while not considered “securities” are nonetheless considered to be Reportable Securities and are subject to the pre-clearance procedures set forth above. Similarly, futures and options on any group or index of securities shall be considered securities and therefore are Reportable Securities. It is also important to keep in mind that transactions in commodities, futures and options on commodities are regulated by authorities such as the CFTC and Basso personnel should apply to such instruments the same principles and policies governing insider trading expressed in Section III of this Code of Ethics.

Note that although purchases and sales of common stock of Standard & Poor’s 500 Index constituents do not require pre-clearance, they are considered Reportable Securities, transactions which must be reported to the Compliance Officer or his or her designees in regular brokerage statements, as further described under “Reporting,” below.

Exempt Securities

Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies (other than those Basso underwrites, advises or sub-advises) are exempt securities (“Exempt Securities”) and as such, are not required to be reported by employees under the Personal Securities Transaction Policy. Transactions in such securities are, however, subject to the 30-day non-trading period described above. In this regard, Basso advises all Basso personnel that any form of market timing trading in Exempt Securities is strictly prohibited.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of employees’ ‘‘immediate family” sharing the same household. For purposes of the preceding sentence, “immediate family” means any blood relative or adopted children, spouse or significant other, or blood relative of the spouse or significant other of an employee;

•	An employee’s interest as a general partner and/or limited partner in securities held by a general or limited partnership; and

•	An employee’s interest as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family sharing the same household have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Restricted Securities

Anytime an employee receives non-public information about a company that has issued publicly traded securities (a “Public Company”), that company will be added to Basso’s Restricted Securities List. The term “Public Company” can include an issuer of bonds that does not have publicly listed stock — “public’’ is not synonymous with having publicly listed shares outstanding. Employees will be responsible for contacting the Compliance Officer any time they receive or intend to receive any non-public information about a Public Company.

All confidentiality agreements must be reviewed by the Compliance Officer or his or her designee, and a copy of all executed agreements must be provided to the Compliance Officer or his or her designees. Once an authorized signatory for Basso has signed a confidentiality agreement for the purpose of receiving non-public information about a Public Company, Basso may be deemed to have already received such information, and the company will be placed on the Restricted Securities List.

Employees are responsible for notifying the Compliance Officer or his or her designees of any other circumstances in which the Funds and personnel should be restricted from trading pursuant to this Code of Ethics.

No trading of public securities will be permitted by any employee in a Public Company on the Restricted Securities List, including but not limited to, trading in an employee’s personal account. Investment professionals should consider the fact that they will be restricted from trading the public securities of a Public Company for which any employee has received non-public information when evaluating any potential hedging strategies for private positions.

All employees, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a Public Company that has been received by any other employee. In short, there is no “walling off’ of any information received by any employee (other than the Compliance Officer in limited circumstances).

The Compliance Officer or his or her designees will periodically review each Public Company on the Restricted Securities List to determine whether any employees remain in possession of non-public information. Additionally, a Public Company can be removed from the Restricted Securities List by the Compliance Officer or his or her designees at other times if it can be determined that no employee remains in possession of non-public information, and no employee has any intention of obtaining such information.

Employees may be unable to liquidate personal or Fund holdings of securities that are added to the Restricted Securities List after the securities were purchased.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)2

No employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a Fund. The Compliance Officer shall: (1) obtain from the employee details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a Fund; and (2) determine whether, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), any Fund has any foreseeable interest in purchasing such security. If given, a record of

[2]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering’’ means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment 3 to this Appendix A for a copy of the Limited Offering and IPO Request and Reporting Form.

Reporting

In order to provide Basso with information to enable it to determine with reasonable assurance any indications of scalping, front-running, insider trading or the appearance of a conflict of interest with the trading by Funds, each Basso employee must submit the following reports in the forms attached hereto to the Compliance Officer showing all transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions from Reporting Requirements.

Transaction Reports

Employees are required to instruct their broker-dealers to send to Basso duplicate broker trade confirmations and account statements which must be received by the Compliance Officer, at a minimum, no later than thirty (30) days after the end of each month unless the Compliance Officer has approved an alternate arrangement under special circumstances. If you contact your broker-dealer and are advised that the instruction to send duplicate statements must be made by Basso, you should advise the Compliance Officer, who will prepare and send a “407” request letter on your behalf.

Transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares or interests acquired (in the case of a private investment) and the principal amount of each Reportable Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Reportable Security at which the transaction was effected; (4) the name of the broker, dealer, bank or private entity with or through which the transaction was effected; and (5) the date that the report is submitted.

Employees are reminded that they must also report transactions by members of the employee’s immediate family including spouse, children and other members of the household in accounts over which the employee has direct or indirect influence or control.

Initial and Annual Holdings Reports

New Basso employees will be required to report all of their personal securities holdings not later than 10 days after the commencement of their employment (see Attachment 4 to this Appendix A for a copy of the Initial Holdings Report). Existing employees are required to provide Basso with a complete list of securities holdings on an annual basis, on or before November 14 of each year. The report shall be current as of September 30th of such year (see Attachment 5 to this Appendix A for a copy of the Annual Holdings Report). Both the Initial Holdings Report and the Annual Holdings Report shall include, in addition to publicly-traded securities, a list and brief description of all private security, hedge fund, limited partnership and similar investments.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares or interests acquired (in the case of a private investment), and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer, bank, private entity or other custodian with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (c) the date the access person submits the report.

Exceptions from Reporting Requirement

Employees are not required to submit: (1) a report with required transactions in Exempt Securities; (2) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control; (3) a transaction report with respect to transactions effected pursuant to an automatic investment plan; or (4) a report listing holdings in (or duplicate statements for) a 401(k) plan that may invest only in mutual funds and not in single names. Note that you will still be required to identify 401(k) plans that may invest in mutual funds and to assist the Compliance Officer in verifying that the plan may not invest in single names.

New Account Report

The form provided in Attachment 6 to this Appendix A shall be completed by an employee to disclose the name of any new account established by the employee in which any securities, including Exempt Securities, were held for the direct or indirect benefit of the employee and include: (a) the name of the broker, dealer or bank with whom the employee established the account; (b) the date the account was established; and (c) the date that the report is submitted by the employee. The form shall be completed within 5 days of the opening of the new account.

Review

Basso strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. There is no bright-line time frame for determining whether transactions in one’s personal account could be deemed to be “front-running” trading for the Funds. Relevant factors may include the timing of the transactions, the size of the personal trade relative to the overall float and trading volume of the relevant security, the price at which the transactions are executed, the role of the employee as an analyst and the employee’s access to information about trading for client accounts.

Examples of transactions that have the appearance of front-running could include, but are not limited to:

•	Purchasing securities in one’s personal account shortly prior to purchasing the same securities on behalf of one or more of the Funds at a higher (or lower) price;

•	Selling securities in one’s personal account shortly prior to selling the same securities on behalf of one or more of the Funds at a lower (or higher) price; and

•	Either of the above two scenarios where the employee making the personal trade was not the one trading on behalf of the Fund but had knowledge of the planned execution of the relevant trade made on behalf of the Fund.

As used above, the term “shortly” is a function of facts and circumstances but could mean within a time frame of approximately two weeks.

The Compliance Officer will review employees’ investment patterns, including transactions in S&P 500 issuers’ securities, to detect these abuses. While the potential conflict involved in an S&P 500 situation may be mitigated if the volume of shares trading is sufficiently high that a personal trade would not impact the price received or paid by the Funds, understanding and being mindful of the conflicts that may arise between personal trading and trading for the Funds is of critical importance because the primary responsibility of Basso and all Basso personnel is to the Funds.

If Basso personnel are unsure about whether a personal trade involves a potential conflict regarding “front-running” or other conflicts of interest, questions should be directed to the Compliance Officer prior to transacting.

The reason for the development of a post-transaction review process is to ensure that Basso has developed procedures to supervise the activities of its associated persons. The comparison of employee trades to those of the Funds will identify potential conflicts of interest or the appearance of a potential conflict.

Remedial Actions

Basso takes the potential for conflicts of interest caused by personal investing very seriously. Employees should he aware that Basso reserves the right to impose varied sanctions on policy violators depending on the severity of the violation, ranging from a warning, letter of reprimand, suspension of personal trading privileges to dismissal.

If Basso discovers that an employee is personally trading contrary to the policies set forth above, the Compliance Officer may elect to meet with such employee or take any steps necessary, including suspension or termination, to remedy the situation.

III.	POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Basso’s business may require employees to deal with confidential information. The proper handling of material, non-public information is critical to Basso’s integrity. Basso’s reputation is a vital asset and even the appearance of the misuse of material, non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws, and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Basso and its employees.

Consistent with applicable law (including, but not limited to the rules and regulations of the SEC and the FCA), Basso forbids trading for the Funds, oneself or others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Basso’s policy extends to activities within and outside one’s relationship with Basso. Individuals who cease to work for Basso must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information;

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential (i.e., “tipping”); or

•	Communicating material non-public information to others in breach of a fiduciary duty.

It should be noted that market manipulation — improperly influencing or attempting to improperly influence the price of a security — also is illegal. Intentionally communicating misleading information to others in an attempt to influence the price of a Public Company’s securities is unlawful and is strictly prohibited by this policy. An example of potential market manipulation would include disseminating false, negative rumors about a Public Company (e.g., a rumor that the price of a publicly announced merger transaction was about to be reduced) with a view to profiting from a decline in the price of such Public Company’s securities.

Whom Does the Policy Cover?

This policy covers all of Basso’s employees and any other persons designated by the Compliance Officer (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any employee has questions about whom this policy covers, such employee should consult the Compliance Officer.

What Information Is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have an effect on the price of the Public Company’s securities, or information that alters the ‘‘total mix” of available information about the Public Company. No simple “bright line” or “black and white” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Basso employees should direct any questions regarding the materiality of information to the Compliance Officer.

The following is an illustrative list of the type of information that is generally regarded as “material”:

•	Information relating to a company’s results and operations;

•	Dividend or earnings announcements (dividend changes, earnings results, changes in previously released earnings estimates);

•	Write-downs or write-offs of assets;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture, divestiture or spin-off announcements;

•	New product/service announcements;

•	Discovery or research developments;

•	Criminal, civil and government investigations and indictments;

•	Pending labor disputes;

•	Debt service or liquidity problems;

•	Bankruptcy or insolvency problems;

•	Tender offers or stock repurchase plans; and

•	Recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies (including, for example, a subsidiary or affiliate of a Public Company that itself has securities outstanding). The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. Regulation FD (which stands for “fair disclosure”), the SEC’s rule governing selective disclosure of information, applies to communications by public companies that have a class of securities registered with the SEC, and requires that material information, if disclosed, either: (1) be disclosed to recipients who have a duty of confidentiality; or (2) be disseminated publicly (in particular, in the event that a non- public communication of material information has occurred in a one-on-one meeting or other non-public context where the recipient is not subject to a duty of confidentiality making the recipient a “temporary insider”). Basso personnel should coordinate with any public company employee in advance of or at the outset of meeting or communicating further with such person to determine whether a conversation will be compliant with Regulation FD. In the event that the company intends to furnish material non-public information that will not be concurrently disseminated publicly pursuant to a Regulation FD-compliant disclosure, Basso personnel must advise the Compliance Officer to restrict Basso’s trading in the securities of such issuer (and any related securities).

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

What Information Is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been made available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must be adequate time for the public to receive and digest the information. Lastly, non- public information does not change to public information solely by selective dissemination.

Basso’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” may depend on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, for instance, at social gatherings or by overhearing conversations.

Penalties for Trading on Insider Information

Severe penalties can, and have been, levied against firms and individuals that engage in the act of insider trading, including fines, civil injunctions, treble damages, disgorgement of profits and jail sentences.

Procedures to Follow if an Employee Believes that He or She Possesses Material, Non- Public Information

Basso has established the following procedures to help each employee avoid insider trading, and to aid Basso in preventing, detecting and imposing sanctions against insider trading. Each employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any employee has questions about these procedures, the employee should consult the Compliance Officer.

If an employee has questions as to whether he or she is in possession of material non-public information, he or she must inform the Compliance Officer as soon as possible. From that point, the employee, Compliance Officer and, if appropriate, Basso’s partners will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees (whether acting on behalf of Basso or otherwise):

•	Shall not trade the securities of any company in which they, or Basso, may possess material, non-public information;

•	Shall not trade any security included on the Restricted Securities List;

•	Shall not engage in securities transactions of any company, except in accordance with Basso’s Personal Securities Transaction Policy and the securities laws;

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position;

•	Shall immediately report the potential receipt of non-public information to the Compliance Officer and Basso’s partners; and

•	Shall not proceed with any research or trading until the Compliance Officer and Basso’s partners inform the employee of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may serve as directors, trustees or officers for up to two boards of non-profit organizations not involved in the financial services industry or engaged in political activities (e.g., the employee’s condo/co-op board or a charitable board not affiliated with or sponsored by firms in the financial services industry), without the Compliance Officer’s approval. Political groups are not eligible for this exemption so all service on such boards or committees by employees must be approved by the Compliance Officer.

To serve in any of the aforementioned capacities for an organization involved in the financial services industry or for more than two organizations, the employee must receive the Compliance Officer’s prior written approval. Employees may receive compensation for such activities.

At certain times, Basso may determine that it is in the Funds’ best interests for an employee to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Basso can, however, raise serious regulatory issues and concerns, including conflicts of interest and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Basso and the outside organization, and that the employee does not communicate such information to other Basso employees in violation of the information barrier. It may also be deemed appropriate to add the company to Basso’s Restricted Securities List.

Similarly, Basso may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire Basso.

Except as outlined above with respect to non-profit boards, Basso employees are prohibited from engaging in such outside activities without prior written approval from the Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

Meetings with Companies

It is a common practice for the research and trading personnel of asset managers to speak with the management and other employees of companies in which the asset managers may invest. As stated above, Basso personnel should coordinate with any public company employee in advance of or at the outset of meeting or communicating further with such person to determine whether a conversation will be compliant with Regulation FD. In the event that the company intends to furnish material non-public information that will not be concurrently disseminated publicly pursuant to a Regulation FD-compliant disclosure, Basso personnel must advise the Compliance Officer to restrict Basso’s trading in the securities of such issuer (and any related securities). In addition, all Basso personnel must report to compliance, via companymeetings@bassocap.com, any in-person or on-site company meetings. Your report will specify the company name, the person spoken with, and the date. For clarity, you need not report main presentations at conferences; however, you must report any conference breakout or “one-on-one” sessions, as well as any other in-person or on-site company visits or meetings.

ATTACHMENT 1

TO COMPLIANCE MANUAL APPENDIX A

PERSONAL TRADE AUTHORIZATION REQUEST FORM

Personal Information

Name of Requesting Person

Date of Request

Requested Trade

Security Type			(issuer name)
(symbol/ticker)
Proposed Trade	Buy:	☐	Sell:	☐
	Common stock:	☐	Notes:	☐
	Put Options:	☐	Call Options:	☐
Other (describe):
Is this a “new issue”	Yes:	☐	No:	☐

Quantity	# Shares or Principal Amount:

Avg Reported Trading Volume

Brokerage Firm

Account #

Additional Questions That Requestor Must Complete

	Yes	No
Does any Fund currently hold a position of any kind in this issuer?	☐	☐

Do you or to your knowledge does anyone else at Basso possess material non-public information regarding the security or the issuer of the security?	☐	☐

Is this security or issuer on Basso’s Restricted Securities List?	☐	☐

To your knowledge, are there any outstanding purchase or sell orders for this security (or any equivalent security) by any Fund?	☐	☐

Have you or any account covered by the pre-authorization provisions of Basso’s Personal Securities Transaction Policy purchased or sold these securities (or equivalent or related securities) in the prior 30 calendar days?	☐	☐

If the transaction requested above involves a purchase of securities, is the transaction taken with the intention of holding such position for fewer than 30 days?	☐	☐

Is the basis for your interest in this transaction derived from any discussions with other Basso personnel?	☐	☐

Certification

I believe that the proposed trade fully complies with the requirements of Basso’s Personal Securities Transaction Policy I understand that Basso reserves the right to direct me to rescind the trade even if approval is granted.

Print Name:	Signature:	Date:

Compliance Officer Response

Approved:	☐	Rejected:	☐	Time:

Print Name:		Signature:		Date:

ATTACHMENT 2

TO COMPLIANCE MANUAL APPENDIX A

PRIVATE INVESTMENT REQUEST AND REPORTING FORM

Name of Entity:

Type of Security:

Investment Date:

By signing below, I certify and acknowledge the following:

1.	I am not making this investment in order to profit improperly from my position as a Basso employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Fund;

3.	To the best of my knowledge, no Fund has invested in, or has any foreseeable interest in making an investment in, this entity;

4.	To the best of my knowledge, the investment strategy of the entity does not conflict or compete with the investment strategy of any Fund; and

5.	My entry into and participation in this investment will not cause any conflicts with my duties at Basso.

Furthermore, by signing below, I certify that I have read Basso’s Manual (including the Code of Ethics), and believe that my making of the proposed investment fully complies with the requirements set forth therein. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:	Signature:

Print Name:

Compliance Officer Response

Approved:	☐	Rejected:	☐	Time:

Print Name:		Signature:		Date:

ATTACHMENT 3

TO COMPLIANCE MANUAL APPENDIX A

LIMITED OFFERING AND IPO REQUEST AND REPORTING FORM

Name of lssuer:

Type of Security:

Public Offering Date:	(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as a Basso employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Fund; and

3.	To the best of my knowledge, no Funds have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read this Manual (including the Code of Ethics), and believe that the proposed trade fully complies with the requirements set forth therein. I understand Basso reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:	Signature:

Print Name:

Internal Use Only
Approved Not Approved

Person Approving

Reasons Supporting Decision to Approve/Not Approve

ATTACHMENT 4

TO COMPLIANCE MANUAL APPENDIX A

INITIAL PERSONAL HOLDINGS REPORT

The following is a list of (i) current holdings held in all brokerage, non-401(k) retirement and any other trading accounts in which the trading of individual securities, including shares of and options on ETFs but excluding mutual fund shares, is permitted, (ii) interests in private investment vehicles that are not affiliated with Basso Capital Management, L.P., such as an interest in an unaffiliated private limited partnership, joint venture, private equity fund or hedge fund and (iii) managed accounts and custodial accounts (identify the account only, do not specify the securities held).

The back side of this report addresses 401(k) plans.

Note - in all events, you must report holdings in mutual funds that Basso underwrites, advises or sub-advises.

Date of Employment:                                                                                                                                                    (month/day/year)

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

Do you hold interests in a 401(k) plan? Please check the appropriate box: Yes  ☐    No  ☐

If you answered “yes” above, please provide the information regarding your 40l(k) plan investments requested below. If you answered “no,” additional disclosure is not required.

Please list below all 401(k) plans in which you hold an interest that permit investments in mutual funds only and do not permit investments in individual securities (including shares of and options on ETFs). 40l(k) plans should be listed in the table below if the plan does not permit investments in individual securities other than mutual funds, even if you do not happen to hold any investments in individual securities in such plan account. Note - in all events, you must report holdings in mutual funds that Basso underwrites, advises or sub-advises. If you have any question as to whether a plan permits the selection of individual securities other than mutual funds, please contact the Compliance Officer.

NAME OF BROKER	ACCOUNT NUMBER	NAME ON ACCOUNT

Please list below all 401(k) plans in which you hold an interest that do permit investments in individual securities as well as mutual funds:

NAME OF BROKER	ACCOUNT NUMBER	NAME ON ACCOUNT	NAME(S) OF MUTUAL FUNDS	ANY SINGLE NAME POSITIONS

EMPLOYEE CERTIFICATION: This report (i) includes all personal holdings, including those holdings with respect to securities held in accounts over which I have no direct or indirect influence or control (i.e., managed accounts or custodial accounts), and (ii) is not an admission that I have or had any direct or indirect beneficial ownership (within the meaning of U.S. securities laws) in the securities listed above.

Date:	Signature:

Print Name:

ATTACHMENT 5

TO COMPLIANCE MANUAL APPENDIX A

ANNUAL PERSONAL HOLDINGS REPORT

The following is a list of (i) current holdings held in all brokerage, non-401(k) retirement and any other trading accounts in which the trading of individual securities, including shares of and options on ETFs but excluding open-end mutual fund shares, is permitted; (ii) interests in private investment vehicles that are not affiliated with Basso Capital Management, L.P., such as an interest in an unaffiliated private limited partnership, joint venture, private equity fund or hedge fund and (iii) managed accounts and custodial accounts (identify the account only, do not specify the securities held).

The back side of this report addresses 40l(k) plans.

Note - in all events, you must report holdings in mutual funds that Basso underwrites, advises or sub-advises.

The information furnished by the undersigned in this report is current as of             , which is no more than 45 days prior to the submission date of this Report:

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

Do you hold interests in a 40l(k) plan? Please check the appropriate box: Yes  ☐    No  ☐

If you answered “yes” above, please provide the information regarding your 40l(k) plan investments requested below. If you answered “no,” additional disclosure is not required.

Please list below all 40l(k) plans in which you hold an interest that permit investments in mutual funds only and do not permit investments in individual securities (including shares of and options on ETFs). Note - in all events, you must report holdings in mutual funds that Basso underwrites, advises or sub-advises. If you have any question as to whether a plan permits the selection of individual securities other than mutual funds, please contact the Compliance Officer.

NAME OF BROKER	ACCOUNT NUMBER	NAME ON ACCOUNT

Please list below all 401(k) plans in which you hold an interest that do permit investments in individual securities as well as mutual funds:

NAME OF BROKER	ACCOUNT NUMBER	NAME ON ACCOUNT	NAME(S) OF MUTUAL FUNDS	ANY SINGLE NAME POSITIONS

EMPLOYEE CERTIFICATION: This report (i) includes all personal holdings, including those holdings with respect to securities held in accounts over which I have no direct or indirect influence or control (i.e., managed accounts or custodial accounts), (ii) represents the complete universe of personal brokerage accounts over which I have or am deemed to have discretionary authority (including covered accounts of immediate family members) and (iii) is not an admission that I have or had any direct or indirect beneficial ownership (within the meaning of U.S. securities laws) in the securities listed above. I also certify that for all covered brokerage accounts within the meaning of (ii) above, I have authorized duplicate statements and confirmations to be sent to Compliance on a monthly basis.

Date:	Signature:

Print Name:

ATTACHMENT 6

TO COMPLIANCE MANUAL APPENDIX A

NEW ACCOUNT REPORT

Date new account reported:                                                                                          (month/day/year)

The following account(s) were established to hold securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Basso’s Code of Ethics.

BROKER, DEALER OR BANK WITH WHOM ACCOUNT WAS ESTABLISHED	DATE ACCOUNT WAS ESTABLISHED

**

Please note that ALL accounts must be listed (including those holding only Non-Reportable Securities).

Date:	Signature:

Print Name: